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Filed Pursuant to Rule 424B(5)
Registration No. 333-52696

Prospectus Supplement to Prospectus dated December 22, 2000.

10,000,000 Shares

Common Stock

          Medarex is offering 10,000,000 shares to be sold in the offering.

          The common stock is quoted on the Nasdaq National Market under the symbol "MEDX." The last reported sale price of the common stock on April 6, 2006 was $12.28 per share.

          See "Risk Factors" on page S-7 of this prospectus supplement and page 5 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$11.7500	$117,500,000
Underwriting discount	$0.5875	$5,875,000
Proceeds, before expenses, to Medarex	$11.1625	$111,625,000

          To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from Medarex at the initial price to public less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on April 12, 2006.

Sole Bookrunner
Goldman, Sachs & Co.	JPMorgan
Janney Montgomery Scott LLC

Prospectus Supplement dated April 6, 2006.

        Medarex®, HuMAb-Mouse®, GenPharm®, KM-Mouse®, UltiMAb® and UltiMAb Human Antibody Development System® are registered trademarks of Medarex, Inc. Ultra-Potent Toxin™ is a trademark of Medarex, Inc. All other company names, registered trademarks, trademarks and service marks included in this prospectus supplement and the accompanying prospectus are trademarks, registered trademarks, service marks or trade names of their respective owners.

        This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of debt securities, preferred stock, common stock and warrants to purchase debt securities, preferred stock or common stock in one or more offerings from time to time up to a total dollar amount of $500,000,000, of which this offering is a part. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock.

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference herein and therein, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described in the sections entitled "Where you can find more information" and "Incorporation by reference." In addition, you should carefully consider the facts set forth under "Risk factors" beginning on page S-7 of this prospectus supplement and in the reports incorporated by reference herein before making an investment decision to purchase shares of our common stock.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriter has not, authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Unless the context otherwise requires, references to "Medarex" or the "company," "we," "us" and "our" in this prospectus supplement and the accompanying prospectus mean Medarex and its wholly owned subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the "Risk factors" section, as well as the financial statements and the other information incorporated by reference herein, before making an investment decision.

Medarex

        Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutic products. We believe that our UltiMAb Human Antibody Development System® enables us to rapidly create and develop such products for a wide range of diseases, including cancer, inflammation, autoimmune disorders and other life-threatening and debilitating diseases.

        Currently, 31 antibody product candidates generated from our UltiMAb Human Antibody Development System are in human clinical trials, or have had regulatory applications submitted for such trials(1). In 2006, we expect at least 11 Phase III clinical trials to be underway relating to five of the most advanced product candidates in which Medarex has an economic interest through co-promotion/profit sharing rights, royalties and/or equity ownership. In addition, our partner Genmab A/S has announced that it expects to initiate multiple Phase III trials for two additional product candidates in 2006. Four of the five product candidates currently in Phase III trials were generated through the use of our UltiMAb® technology and include:

(1)
Information regarding the clinical status of third-party antibody products is based on publicly available information.

•
ipilimumab (also known as MDX-010), which we are developing jointly with Bristol-Myers Squibb Company, or BMS, for the treatment of metastatic melanoma and other cancers;

•
golimumab (also known as CNTO 148) under development by Centocor, Inc. (a subsidiary of Johnson & Johnson) for the treatment of rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis;

•
CNTO 1275 for the treatment of psoriasis, also under development by Centocor; and

•
zanolimumab (also known as HuMax-CD4), being developed by Genmab A/S for the treatment of T-cell lymphoma.

The fifth product candidate currently in Phase III trials in which we have an economic interest is ticilimumab (also know as CP-675,206), which is being developed by Pfizer, Inc. for the treatment of metastatic melanoma. We expect to receive double-digit royalties on sales of this product, should commercialization occur.

        Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world's unmet healthcare needs. In addition to the antibody candidates currently in Phase III trials, multiple product candidates in Phase II, Phase I and preclinical testing are being developed by Medarex either alone or jointly with or separately by our partners, including Amgen, Inc., BMS, Centocor, Eli Lilly and Company, Genmab, ImClone Systems Incorporated, MedImmune, Inc., Novartis Pharma AG, Novo Nordisk A/S and Scherling AG. We believe that through the broad use of our UltiMab technology, we are leveraging our efforts and our partners' efforts to create, develop and potentially commercialize innovative treatments for a wide range of diseases.

        In addition to our UltiMAb Human Antibody Development System, we have considerable experience in preclinical and clinical development as well as in manufacturing antibodies for clinical trials. Our existing manufacturing facility in Annandale, New Jersey currently has the capacity to undertake multiple antibody projects concurrently for clinical development purposes, meeting our near-term production demands. We have assembled a team of experienced scientific, production, clinical and regulatory personnel to facilitate the discovery and development of antibody-based products for us and for our partners. We intend to add sales and marketing and additional manufacturing capabilities as needed.

Recent Developments

        On March 31, 2006, we announced the initiation of a registrational clinical trial of ipilimumab (also known as MDX-010) used as a monotherapy in previously-treated (second-line) metastatic melanoma patients. We are developing ipilimumab in collaboration with Bristol-Myers Squibb Company.

        The open label, single-arm, monotherapy registrational clinical trial is expected to enroll approximately 150 patients with unresectable Stage III or Stage IV metastatic melanoma who have progressed after at least one prior regimen of a melanoma treatment other than ipilimumab. Patients will receive a dose of 10 mg/kg of ipilimumab once every three weeks for up to four doses. Subsequently, eligible patients who have not experienced disease progression at week 24 will continue in a maintenance phase where a single dose of ipilimumab will be administered once every 12 weeks until disease progression. The study is designed to assess the best objective response rate (complete and partial responses) as the primary endpoint. Secondary endpoints include the disease control rate (complete and partial responses plus stable disease), disease progression and survival data, as well as duration of best objective responses. We anticipate that patient enrollment at approximately 80 centers worldwide will be completed by year-end for a potential Biologics License Application (BLA) submission opportunity under the U.S. Food and Drug Administration (FDA) accelerated approval regulations in 2007.

        The trial was reviewed by the FDA under a Special Protocol Assessment (SPA) agreement concerning the suitability of the trial design to support regulatory approval under the FDA accelerated approval regulations.

        Ipilimumab (also known as MDX-010) is a fully human antibody against human CTLA-4, a molecule on T cells that is believed to be responsible for suppressing the immune response. We and Bristol-Myers Squibb are investigating the potential of ipilimumab to enable the immune systems of cancer patients to help suppress tumor growth. Ipilimumab is currently in a Phase III pivotal trial in combination with MDX-1379 (a melanoma peptide vaccine) for metastatic melanoma under a separate SPA agreement reached with the FDA in September 2004. We expect that some of the second-line patients that would have been eligible for the ongoing Phase III trial will instead be enrolled in the newly initiated monotherapy registrational trial to enhance the potential for the enrollment for the monotherapy second-line study to be completed this year. Ipilimumab is also involved in multiple Phase II clinical trials to investigate the product's potential activity in other tumor types, as well as in combination studies with chemotherapy, immunotherapy and vaccines.

        At our annual meeting of shareholders to be held on May 18, 2006, we intend to submit a proposal to our shareholders to approve an amendment to our 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by up to 6,000,000 shares. Our Board of Directors has adopted the amendment to the plan, subject to its approval by our shareholders. If the shareholders approve the amendment, it will become effective on the date of the annual meeting.

        As of February 28, 2006, there were 3,940,137 shares of common stock available for future grant under the plan. In addition, as of such date, there were 16,665,756 shares of common stock issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $8.58.

Corporate Information

        We were incorporated as "Medarex, Inc." in New Jersey in 1987. Our principal executive offices are located at 707 State Road, Princeton, New Jersey 08540, and our telephone number is (609) 430-2880. Our worldwide web address is http://www.medarex.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information contained on our website and you should not consider it to be part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock we are offering	10,000,000 shares
Common stock to be outstanding after this offering	121,964,174 shares
Use of proceeds
We estimate the net proceeds to us from this offering will be approximately $111.3 million, based on a public offering price of $11.75, after payment of underwriting discounts and commissions and estimated expenses of this offering, or approximately $128.1 million if the underwriter exercises its option to purchase up to 1,500,000 additional shares from us in full. We intend to use the net proceeds from this offering for general corporate purposes, including the advancement of our product candidates in clinical trials, the development of a commercialization infrastructure, capital expenditures and to meet working capital needs. See "Use of proceeds."
Nasdaq National Market Symbol	MEDX
Risk factors	See "Risk factors" beginning on page S-7 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

        The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 111,964,174 shares of our common stock outstanding as of February 28, 2006, but excludes:

  •
  An aggregate of 16,665,756 shares of our common stock issuable upon exercise of stock options outstanding as of February 28, 2006, granted under our stock options plans having a weighted average exercise price of $8.58 per share;

  •
  An aggregate of 3,940,137 shares of common stock reserved for issuance pursuant to future award grants under our stock options plans, based on options outstanding as of February 28, 2006;

  •
  An aggregate of 41,168 shares reserved for issuance pursuant to a deferred compensation plan as of February 28, 2006;

  •
  An aggregate of 766,184 shares of common stock issuable under our 2002 Employee Stock Purchase Plan as of February 28, 2006; and

  •
  10,936,935 shares of our common stock issuable upon the conversion of $150 million in aggregate principal amount of our 2.25% Convertible Senior Notes due May 15, 2011 at a conversion price of $13.72 per share.

        Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriter does not exercise its option to purchase up to an additional 1,500,000 shares of common stock.

Summary Consolidated Financial Data

        The following table sets forth consolidated financial information for the periods indicated. The summary consolidated financial information for each of the years in the five-year period ended December 31, 2005 and at December 31 of each of those years has been derived from our audited consolidated financial statements. You should read the summary consolidated financial information in conjunction with our consolidated financial statements and the notes thereto and the other financial information incorporated by reference in this prospectus.

	For the Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Statement of Operations Data:
Revenues:
Sales	$191	$176	$25	$—	$—
Contract and license revenues	37,140	24,552	5,833	9,119	30,226
Sales, contract and license revenues from Genmab	4,973	14,751	5,316	3,355	4,067
Reimbursement of development costs	—	—	—	—	17,162

Total revenues	42,304	39,479	11,174	12,474	51,455
Costs and expenses:
Cost of sales	642	8,327	3	—	—
Research and development	38,626	82,626	95,459	122,007	135,847
General and administrative	19,344	22,852	21,727	24,314	28,054
Write-off of facility costs	—	11,294	—	—	—
Acquisition of in-process technology	—	16,312	6,500	5,455	8,477

Total costs and expenses	58,612	141,411	123,689	151,776	172,348

Operating loss	(16,308)	(101,932)	(112,515)	(139,302)	(120,893)
Equity in net loss of affiliate	(7,334)	(50,625)	(14,997)	(19,791)	(6,323)
Interest and dividend income	24,728	16,070	12,311	7,161	14,740
Impairment loss on investment in partners	—	(11,886)	(1,400)	(7,309)	(33,347)
Interest expense	(4,615)	(9,065)	(11,777)	(12,845)	(4,233)
Minority interest—Celldex	—	—	—	—	4,410
Debt conversion expense	—	—	—	(10,151)	—
Net loss on extinguishment of debt	—	—	—	(4,241)	—
Gain on disposition of Genmab stock	(1,442)	—	—	—	—

Loss before provision for income taxes	(2,087)	(157,438)	(128,378)	(186,478)	(145,646)
Provision for income taxes	600	103	69	31	358

Loss before cumulative effect of change in accounting principle	(2,687)	(157,541)	(128,447)	(186,509)	(146,004)
Cumulative effect of change in accounting principle	—	—	(830)	—	—

Net loss	$(2,687)	$(157,541)	$(129,277)	$(186,509)	$(146,004)

Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.04)	$(2.09)	$(1.64)	$(2.29)	$(1.32)
Basic and diluted net loss per share—cumulative effect of change in accounting principle	—	—	(0.01)	—	—

Basic and diluted loss per share(1)	$(0.04)	$(2.09)	$(1.65)	$(2.29)	$(1.32)

Weighted average common shares outstanding(1)—basic and diluted	73,937	75,231	78,314	81,494	110,309
Ratio of earnings available to cover fixed charges(2)	2.08	—	—	—	—

	December 31,				December 31,
	2001	2002	2003	2004	2005
	(in thousands)				Actual	As Adjusted
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$466,952	$350,046	$358,458	$374,507	$351,307	$462,632
Working capital	447,326	339,480	350,437	341,110	329,199	440,524
Total assets	720,427	549,051	557,726	549,345	486,876	598,201
Long term convertible debt	175,000	175,000	300,000	296,986	150,000	150,000
Cash dividends declared per common share	—	—	—	—	—	—
Accumulated deficit	(126,062)	(283,603)	(412,880)	(599,389)	(745,393)	(745,393)
Total shareholders' equity	482,562	352,143	234,011	107,389	160,711	272,036

(1)
Computed on the basis described in note 2 to the consolidated financial statements.

(2)
The ratio of earnings to fixed charges is computed by dividing "earnings," or loss from continuing operations before income taxes plus fixed charges, by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. "Earnings" were insufficient to cover fixed charges by $106.8 million, $113.4 million, $166.7 million and $134.9 million for the years ended December 31, 2002, 2003, 2004 and 2005, respectively.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below and all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results and cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Medarex

Successful development of our products is uncertain.

        Based on public disclosures, as of April 1, 2006, regulatory applications, including INDs, have been submitted to the FDA or comparable foreign authorities, for 31 product candidates derived from our UltiMAb platform. Active product candidates employing our human antibody technology have not moved beyond clinical development. Neither we nor our partners have any product candidates employing our human antibody technology that have been approved for sale by the FDA or comparable foreign authorities and/or commercialized. In addition, we are not aware of any commercialized fully human monoclonal antibody therapeutic products that have been generated from any technologies similar to ours. Product candidates employing our human antibody technology may not advance beyond clinical development or demonstrate clinical safety and effectiveness.

        Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

  •
  delays in product development, clinical testing or manufacturing;

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  slower than expected patient enrollment;

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  unplanned expenditures in product development, clinical testing or manufacturing;

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  failure in clinical trials or failure to receive regulatory approvals;

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  emergence of superior or equivalent products;

  •
  inability to manufacture on our own, or through others, product candidates on a commercial scale;

  •
  inability to market products due to third-party proprietary rights;

  •
  election by our partners not to pursue product development;

  •
  failure by our partners to develop products successfully; and

  •
  failure to achieve market acceptance.

        In certain instances, we have experienced delays in our product development and clinical testing as a result of slower than anticipated patient recruitment. In a number of instances, we have terminated the development of certain products in the early stages of human clinical testing due to a lack of effectiveness.

        Because of these risks, our research and development efforts or those of our partners may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Our revenue and profit potential are unproven. No revenues have been generated from the commercial sale of our products and our products may not generate revenues in the future.

        Because we and our partners have not begun commercial sales of our products, our revenue and profit potential are unproven which makes it difficult for an investor to evaluate our business and prospects. Our technology may not result in any meaningful benefits to our current or potential partners. No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future. Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a rapidly evolving biopharmaceutical industry.

We have incurred large operating losses and we anticipate that these losses will continue.

        We have incurred large operating losses and we anticipate that these losses will continue for the foreseeable future. In particular, as of December 31, 2005, we had an accumulated deficit of approximately $745.4 million. Our net loss was $146.0 million for the year ended December 31, 2005. Our losses have resulted principally from:

  •
  research and development costs relating to the development of our technology and antibody product candidates;

  •
  costs associated with the establishment of our laboratory and manufacturing facilities and manufacturing of products; and

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  general and administrative costs relating to our operations.

        We intend to continue to make significant investments in:

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  research and development;

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  preclinical testing and clinical trials;

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  manufacturing clinical supplies of our antibody products;

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  establishing new collaborations; and

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  new technologies.

        In addition, we may be obligated to make milestone payments with respect to certain of our products as they progress through the clinical trial process.

        We do not know when or if we or our partners will complete any pending or future product development efforts, receive regulatory approval or successfully commercialize any approved products.

        We may continue to incur substantial operating losses even if our revenues increase. As a result, we cannot predict the extent of future losses or the time required for us to achieve profitability, if at all.

Our operating results may vary significantly from period-to-period, which may result in a decrease in the price of our securities.

        Our future revenues and operating results are expected to vary significantly from period-to-period due to a number of factors. Many of these factors are outside of our control. These factors include:

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  the timing of the commencement, completion or termination of partnership agreements;

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  the introduction of new products and services by us, our partners or our competitors;

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  delays in, or termination of, preclinical testing and clinical trials;

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  changes in regulatory requirements for clinical trials;

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  costs and expenses associated with preclinical testing and clinical trials;

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  the timing of regulatory approvals, if any;

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  sales and marketing expenses; and

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and facilities.

        Period-to-period comparisons of our results of operations may not be relied upon as an indication of future performance.

        It is possible that in some future periods, our operating results may be below expectations of analysts and investors. If this happens, the price of our securities may decrease.

We are at risk of securities class action litigation.

        In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. The risk is especially relevant for us because biotechnology companies have experienced greater than average price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

We may need substantial additional funding. We may not be able to obtain sufficient funds to grow our business or continue our operations.

        We will continue to expend substantial resources for research and development, including costs associated with developing our antibody technology and conducting preclinical testing and clinical trials. Our future capital requirements will depend on a number of factors, including, by way of example:

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  the size and complexity of research and development programs;

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  the scope and results of preclinical testing and clinical trials;

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  the retention of existing and establishment of further partnerships, if any;

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  continued scientific progress in our research and development programs;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications and enforcing patent claims; and

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  the cost of establishing commercial scale manufacturing capabilities, conducting commercialization activities and arrangements and in-licensing products.

        We believe our current sources of liquidity will be sufficient to meet our operating, debt service and capital requirements for at least the next 24 months. To the extent our 2.25% convertible senior notes due in 2011 are converted into shares of our common stock on or before their maturity date, we will have use of that portion of the principal amount of the notes to fund our on-going operations. In any event, we may require additional financing within this time frame and may raise funds through public or private financings, line of credit arrangements, collaborative relationships and/or other methods. The use of cash on hand or other financial alternatives will depend on several factors including, but not limited to, the future success of our products in clinical development, the prevailing interest rate environment, and access to the capital markets. We may be unable to raise sufficient funds to complete development of any of our product candidates, to continue operations or to repay our debt obligations at maturity. As a result, we may face delay, reduction or elimination of research and development programs or preclinical or clinical trials, in which case our business, financial condition or results of operations may be materially harmed.

We have a significant amount of debt and may have insufficient cash to satisfy our debt service obligations. In addition, the amount of our debt could impede our operations and flexibility.

        We have $150.0 million in aggregate principal amount of our 2.25% convertible senior notes outstanding, which, unless converted to shares of our common stock or redeemed, will mature in 2011. Our ability to make payments on these notes and our other obligations will depend on our future operating performance and ability to generate cash and may also depend on our ability to obtain additional debt or equity financing. Generally, during the last five years, our operating cash flows were negative and insufficient to cover our fixed charges. Our ability to generate sufficient operating cash flow to service our indebtedness, including the notes, and fund our operating requirements will depend on our ability, alone or with others, to successfully develop, manufacture, and obtain required regulatory approvals and market our product candidates, as well as other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. If we are unable to generate sufficient operating cash flow to service our indebtedness and fund our operating requirements, we may need to obtain additional debt or equity financing to do so, which may not be available to us on satisfactory terms, or at all. In addition, if new indebtedness is incurred, the risks relating to our ability to service our indebtedness that we face could intensify.

        Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

  •
  limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

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  limiting our flexibility in planning for, or reacting to, changes in our business;

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  placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

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  making us more vulnerable to a downturn in our business or the economy generally; and

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  requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of applying those funds to other purposes such as working capital and capital expenditures.

Clinical trials required for our product candidates are expensive and time-consuming, and their outcome is uncertain.

        In order to obtain FDA approval to market a new drug product, we or our partners must demonstrate proof of safety and efficacy in humans. To meet these requirements, we or our partners will have to conduct extensive preclinical testing and "adequate and well-controlled" clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting preclinical or clinical trials may cause us to incur additional operating expenses. Moreover, we will continue to be affected by delays associated with the preclinical testing and clinical trials of certain product candidates conducted by our partners, over which we have no control. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

  •
  the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;

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  the need or desire to modify our manufacturing processes;

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  slower than expected rates of patient recruitment;

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  modification of clinical trial protocols;

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  the inability to adequately observe patients after treatment;

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  changes in regulatory requirements for clinical trials;

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  the lack of effectiveness during the clinical trials;

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  unforeseen safety issues;

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  delays, suspension or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and

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  government or regulatory delays or "clinical holds" requiring suspension or termination of the trials.

        Even if we obtain positive results from preclinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our human antibody technology. In a number of instances, we have terminated the development of certain products in the early stages of human clinical testing due to a lack of effectiveness.

        Generally, our clinical trials, including our melanoma trials, are conducted in patients with serious or life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and in some cases, our product is used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our products. The most common adverse events associated with our trials of ipilimumab have consisted of flu-like symptoms such as fever, chills and nausea. These events were expected and generally responded to standard medical therapy. In addition, some patients have experienced anticipated drug-related immune-mediated events, such as diarrhea, rash, reduced pituitary function, colitis and increased liver enzymes, ranging from mild in most cases to severe in a very small number of instances. Other than a very small number of fatalities, representing less than 1% of over 600 patients treated in all previous trials, which may or may not be attributable to our product candidate, most events resolved with treatment. The recently announced Phase II monotherapy registrational trial of ipilimumab will be conducted at a much higher dose than most previous studies. We cannot assure you that additional safety issues will not arise with respect to our products in the future.

        To date, we have experienced slower than expected rates of patient recruitment in certain of our clinical trials. As a result, in certain instances, we have experienced or may experience delays in our product development and clinical testing.

        In addition, on March 31, 2006 we announced the initiation of a single-arm Phase II monotherapy registrational study of our ipilimumab product candidate to enroll up to 150 second-line patients with metastatic melanoma previously treated with at least one prior regimen of a melanoma therapy other than ipilimumab. Under an SPA with the FDA, the design and planned analysis of this study is adequate to support a regulatory submission under the FDA accelerated approval regulations. Several other products for second and third-line cancer patients have been approved by the FDA on the basis of single arm Phase II studies. A Phase III pivotal study of ipilimumab in combination with MDX-1379 (a melanoma peptide vaccine based on gp100) commenced enrollment of second-line patients in September 2004, and is currently ongoing. We expect that some of the second-line patients that would have been eligible for the ongoing Phase III combination study will instead be enrolled in the newly initiated monotheraphy registrational trial. Any such reallocation may delay the development of the combination therapy product candidate.

        Data obtained from clinical trials of our product candidates to date have been insufficient to demonstrate safety and efficacy under applicable FDA criteria. As a result, such data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

Success in early clinical trials may not be indicative of results obtained in later trials.

        Results of our early clinical trials and those of our partners using our human antibody technology are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical results. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

        In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

Product candidates employing our antibody technology may fail to gain market acceptance.

        Even if clinical trials demonstrate the safety and effectiveness of products developed by us or our partners using our technology and all regulatory approvals have been obtained, product candidates employing our antibody technology may not gain market acceptance among physicians, patients, third-party payors and the medical community. For example, the current delivery systems for antibody-based therapeutic products are intravenous and subcutaneous injection, which are generally less well received by patients than tablet or capsule delivery. The degree of market acceptance of any product candidates employing our technology will depend on a number of factors, including, for example:

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  establishment and demonstration of clinical efficacy and safety, especially as compared to conventional treatments;

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  cost-effectiveness;

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  alternative treatment methods;

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  reimbursement policies of government and third-party payors; and

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  marketing and distribution support for our product candidates.

        In addition, many of our activities involve genetic engineering in animals and animal testing, controversial subjects which have generally received adverse publicity from animal rights activists and various other interest groups. Such adverse publicity could decrease market acceptance of products employing our technology.

        If products employing our technology do not achieve significant market acceptance, our business, financial condition and results of operations may be materially harmed.

The successful commercialization of our antibody products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

        Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. Without the financial support of the governments or third-party payors, the market for products employing our human antibody technology will be limited. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to dedicate a significant amount of resources. Our project candidates may not be considered cost-effective. Third-party payors may not reimburse sales of products employing our human antibody technology, or enable us or our partners to sell them at profitable prices.

Our manufacturing facilities may not continue to meet regulatory requirements and have limited capacity.

        Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured are in compliance with current good manufacturing practices, or cGMP requirements. To be successful, our therapeutic products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs. While we believe our current facilities are adequate for the limited production of product candidates for clinical trials, our facilities are not adequate to produce sufficient quantities of any products for commercial sale.

        If we are unable to establish and maintain a manufacturing facility or secure third-party manufacturing capacity within our planned time and cost parameters, the development and sales of our products and our financial performance may be materially harmed.

        We may also encounter problems with the following:

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  production yields;

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  quality control and assurance;

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  shortages of qualified personnel;

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  compliance with FDA regulations, including the demonstration of purity and potency;

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  changes in FDA requirements;

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  production costs; and/or

  •
  development of advanced manufacturing techniques and process controls.

        We are aware of only a limited number of companies on a worldwide basis that operate manufacturing facilities in which our product candidates can be manufactured under cGMP regulations, a requirement for all pharmaceutical products. We are currently pursuing late-stage clinical and commercial supply agreements with cGMP-compliant third-party manufacturers with available capacity to meet our internal production timetables. We have entered into clinical supply agreements with Lonza with respect to ipilimumab and MDX-060. As part of our collaboration with Bristol-Myers Squibb, we assigned to Bristol-Myers Squibb the clinical supply agreement with respect to ipilimumab. Our partner Bristol-Myers Squibb is responsible for securing commercial supply agreements for ipilimumab and is currently in negotiations with respect to such arrangements. Bristol-Myers Squibb may not be able to successfully consummate such arrangements. We do not currently have the capability to manufacture our product candidates under development in large commercial quantities and have no experience in commercial-scale manufacturing. It would take a substantial period of time for a contract facility that has not been producing antibodies to begin producing antibodies under cGMP regulations. We cannot make assurances that we will be able to contract with such companies for clinical and/or commercial supply on acceptable terms or in a timely manner, if at all. Moreover, even if we are able to enter into clinical and/or commercial supply manufacturing arrangements with cGMP-compliant third-party manufacturers, we cannot assure you that such manufacturers will be able to produce products that are substantially equivalent to the product candidates that we have produced in our own facilities and used in our clinical trials. If such companies are not able to produce products that are substantially equivalent to our product candidates, the progress of our clinical trials and/or commercialization of our products may be delayed and our business, financial condition and results of operations may be materially harmed.

        In addition, we and any third-party manufacturer will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with cGMP or other regulations. If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

The development of commercialization of our lead product candidate, ipilimumab, is, in large part, dependent on the actions of Bristol-Myers Squibb, which are outside of our control.

        We depend, in part, on our partners to support our business, including the development of products generated through the use of our antibody technology. In particular, under the terms of our collaboration and co-promotion agreement with Bristol-Myers Squibb, we have granted a license to commercialize our lead product candidate, ipilimumab, to Bristol-Myers Squibb for the treatment of all diseases. We have also granted to Bristol-Myers Squibb a sub-license to MDX-1379 for use in combination with ipilimumab for the treatment of metastatic melanoma. The successful development and commercialization of ipilimumab is dependent, in large part, on the actions of Bristol-Myers Squibb, which are outside of our control. The failure of Bristol-Myers Squibb to act in accordance with its obligations under the collaboration and co-promotion agreement may cause us to incur substantial additional costs in order to develop and commercialize ipilimumab, which could have a material adverse effect on our business.

We are, in part, dependent on our partners' willingness and/or ability to devote resources to the development of product candidates or otherwise support our business as contemplated in our partnership agreements.

        We currently, or in the future may, rely on our partners to:

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  access proprietary antigens for the development of product candidates;

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  access skills and information that we do not possess;

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  fund our research and development activities;

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  manufacture products;

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  fund and conduct preclinical testing and clinical trials;

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  seek and obtain regulatory approvals for product candidates; and/or

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  commercialize and market future products.

        Our dependence on our partners subjects us to a number of risks, including:

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  our partners have significant discretion whether to pursue planned activities;

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  we cannot control the quantity and nature of the resources our partners may devote to product candidates;

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  our partners may not develop products generated using our antibody technology as expected; and

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  business combinations or significant changes in a partner's business strategy may adversely affect that partner's willingness or ability to continue to pursue these product candidates.

        If we do not realize the contemplated benefits from our partners, our business, financial condition and results of operations may be materially harmed.

Our existing partnerships may be terminated, and we may not be able to establish additional partnerships.

        Our licensing partners generally have the right to terminate our partnerships at any time. Our ability to continue our current partnerships and to enter into additional partnerships is dependent in large part on our ability to successfully demonstrate that our UltiMAb technology is an attractive method of developing fully human antibody therapeutic products. Existing or potential partners may pursue alternative technologies, including those of our competitors, or enter into other transactions that could make a collaboration with us less attractive to them. For example, if an existing partner purchases or is purchased by a company that is one of our competitors, that company could be less willing to continue its collaboration with us and may, instead, become one of our competitors. For example, in December 2005, Abgenix and Amgen announced their execution of a merger agreement which, subject to certain conditions, is expected to close in early April 2006. Upon completion of the merger, Amgen will own Abgenix's XenoMouse technology. As a result, Amgen may be less willing to continue its collaboration with us and may, through the use of its newly acquired XenoMouse technology, engage in direct competition with us in the area of generating fully human monoclonal antibodies for antibody-based therapeutics. In addition, a company that has a strategy of purchasing companies rather than entering into partnership arrangements might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future partner. Lengthy negotiations with potential new partners or disagreements between us and our partners may lead to delays or termination in the research, development or commercialization of product candidates. If we are not able to establish additional partnerships on terms that are favorable to us or if a significant number of our existing partnerships are terminated and we cannot replace them, we may be required to increase our internal product development and commercialization efforts. This would likely:

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  limit the number of product candidates that we will be able to develop and commercialize;

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  significantly increase our need for capital; and/or

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  place additional strain on management's time.

        Any of the above may materially harm our business, financial condition and results of operations.

Due to the size of our equity interest in Celldex Therapeutics, Inc., we must consolidate the results of its operations in our financial statements.

        We own approximately 60% of Celldex Therapeutics, Inc., a privately held biopharmaceutical company. Due to the size of our equity interest in Celldex, we are currently required to consolidate the operations of Celldex in our financial statements, which results in the inclusion of their losses in our financial statements. We are unable to predict what such losses will be. For the year ended December 31, 2005, our share, net of minority interest, of Celldex's net loss included in our financial statements was approximately $12.6 million.

Our strategic equity investments in our partners expose us to equity price risk and, in addition, investments in our partners may be deemed impaired, which would affect our results of operations.

        We have a number of strategic investments which expose us to equity price risk. These investments may become impaired which would adversely affect our results of operations.

        We are exposed to equity price risk on our strategic investments in our publicly-traded partners, and as part of our business strategy, we may choose to make additional similar investments in public companies in the future. As these investments are the result of strategic alliances with our collaborative partners, we typically do not attempt to reduce or eliminate our market exposure of these types of strategic investments. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments are designated as available-for-sale and are reported at fair value on our consolidated balance sheet. Unrealized holding gains and losses on available-for-sale securities are generally excluded from earnings and reported within other comprehensive income which is a separate component of shareholders' equity. Under our accounting policy, marketable equity securities are generally considered to be impaired if their fair value is less than our cost basis in such securities for more than six months, or some other period in light of the particular facts and circumstances surrounding the investment. If a decline in the fair value of available-for-sale securities is considered to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. During each of the years ended December 31, 2005 and 2003, no impairment charges were recorded related to the value of our investments in publicly traded companies. For the year ended December 31, 2004, we recorded impairment charges of $0.2 million on investments in partners whose securities are publicly traded. If we deem these investments to be further impaired at the end of any future reporting period, we may incur additional impairment charges on these investments.

        In addition, we have investments in several of our partners whose securities are not publicly traded. The value of our investments in these companies are inherently more difficult to estimate than our investments in publicly traded companies. We estimate the value of these investments by using information acquired from industry trends, management of these companies, financial statements, and other external sources. Specifically, our determination of any potential impairment of the value of privately held securities includes an analysis of the following for each company on a periodic basis: review of interim and year-end financial statements, cash position and overall rate of cash used to support operations, the progress and development of technology and product platform, the per share value of subsequent financing and potential strategic alternatives. Based on the information acquired through these sources, we record an investment impairment charge when we believe an investment has experienced a decline in value that is considered to be other than temporary. For the years ended December 31, 2005, 2004 and 2003, we recorded impairment charges of approximately $33.3 million, $7.1 million and $1.4 million, respectively, on our investments in privately-held companies. Approximately $7.0 million of the 2004 impairment charge related to IDM Pharma Inc., or IDM. Approximately $29.3 million of the 2005 impairment charge related to IDM prior to their share exchange with Epimmune. Future adverse changes in market conditions or adverse changes in operating results of these companies may also require an impairment charge in the future.

We are dependent on our key personnel.

        We are highly dependent on the members of our scientific and management staff. If we are not able to retain any of these persons, our business may suffer. In particular, we depend on the services of Donald L. Drakeman, J.D., Ph.D., our President and Chief Executive Officer; Nils Lonberg, Ph.D., our Senior Vice President and Scientific Director; and Geoffrey M. Nichol, M.D., M.B.A., our Senior Vice President, Product Development. We maintain a key man life insurance policy for Dr. Drakeman in the amount of $2.0 million and maintain key man life insurance policies in the amount of $1.0 million for each of Dr. Lonberg and Dr. Nichol. We have entered into employment agreements with Dr. Drakeman and all of our other executive officers, which expire in January 2007. Thereafter, all of these agreements are automatically renewed for successive one (1) year terms unless we or the employee elect not to renew.

        For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, sales and marketing, relevant law and finance. We may not be able to attract and retain personnel on acceptable terms, given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we are not able to attract and retain qualified personnel, our business, financial condition and results of operations may be materially harmed.

We depend on patents and proprietary rights.

        Our success depends in part on our ability to:

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  apply for, obtain, protect and enforce patents;

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  protect trade secrets;

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  operate without infringing upon the proprietary rights of others; and

  •
  in-license certain technologies.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued or enforceable. The patent position of biotechnology intellectual property involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide sufficient protection against competitors. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed which is not covered by an issued patent. The laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide protection or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information, or breach of these agreements. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

Third parties may allege our products infringe their patents or may challenge the validity of our patents and other intellectual property rights, resulting in litigation or other time-consuming and expensive proceedings which could deprive us of valuable products and/or rights.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. In the event that our products or technologies may infringe on the patents or violate other proprietary rights of third parties, we and our partners may be prevented from pursuing product development, manufacturing or commercialization or may be required to pay significant monetary damages to third parties. Such a result may materially harm our business, financial condition and results of operations.

        If we become involved in any intellectual property litigation, interference or other judicial or administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Therefore, we and our partners may be restricted or prevented from manufacturing and selling products that are covered by such intellectual property, which would harm our business.

        Even though we have issued patents, filed applications and received licenses pertaining to the HuMAb-Mouse and the KM-Mouse technologies, this does not mean that we and our licensees of the HuMAb-Mouse and the KM-Mouse technology will have exclusive rights to antibodies against all targets that are made using this technology, or that we or our licensees will have the right to make, develop, use or sell such antibodies.

        Our patents and applications covering the HuMAb-Mouse and the KM-Mouse technology include patents and applications that cover particular human antibodies. These patents do not cover all human antibodies.

        We do not have exclusive access to the patents underlying the HuMAb-Mouse. In March 1997, prior to our acquisition of GenPharm, GenPharm entered into a cross-license and settlement agreement with Abgenix, Cell Genesys, Inc., Xenotech, L.P. and Japan Tobacco, Inc., pursuant to which Abgenix and these entities paid GenPharm a total of approximately $38.6 million in exchange for a non-exclusive license to certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. These patents, patent applications, third party licenses and inventions form the basis of our HuMAb-Mouse technology. Abgenix has announced that its merger with Amgen will be completed in early April. Upon completion of the merger Amgen will have access to such patents, patent applications, third party licenses and inventions. Our business may suffer from the competition of these entities and their licensees and sublicensees.

        We are not the exclusive owner of the technology underlying the KM-Mouse. Effective September 2002, we entered into a collaboration and license agreement with Kirin, which provides for us to exchange certain cross-licenses for each other's technology for the development and commercialization of human antibody products made using the HuMAb-Mouse, the KM-Mouse and certain other antibody-generating mice. Kirin has certain rights to distribute and use such mice throughout the world. Our business may suffer as a consequence of competition from Kirin and its licensees and sublicensees, or if the collaboration and license agreement were breached or terminated for any reason.

        Our patents may not protect against the importation of products, such as antibodies, made using HuMAb-Mouse or KM-Mouse technology.

        Moreover, other parties could have blocking patent rights to products made using UltiMAb technology, such as antibodies, and their production and uses, for instance because of a proprietary position covering the antibody or the antibody's target or the method of manufacturing such antibody. For example, we are aware of certain U.S. and European patents held by third parties relating to particular targets for their human monoclonal antibodies, to human monoclonal antibodies against various targets, and to the method of manufacture and use of such products. In particular, we are aware of a patent held by Pfizer to which we may need a license in order to manufacture commercial supplies of ipilimumab. We are also aware of certain U.S. and foreign patents and patent applications held by third parties relating to anti-CTLA-4 antibodies, such as ipilimumab; anti-CD30 antibodies, such as MDX-060; anti-PSMA antibodies, such as MDX-070;

anti-Type 1 IFN antibodies, such as MEDI-545 and MDX-1333; anti-IP10 antibodies, such as MDX-1100; anti-anthrax protective antigen antibodies, such as MDX-1303; anti-C. difficile antibodies, such as MDX-066; and antibodies that target the same disease antigen as MDX-018 (HuMax-Inflam), as well as other antibody products under development by us alone or with our collaborators.

        With respect to third party patent rights, we are aware of a U.S. patent owned by Genentech, Inc. relating to the production of recombinant antibodies in host cells. Two separate re-examinations before the U.S. Patent and Trademark Office, or the USPTO, were requested anonymously in May and December 2005. In the re-examination filed in May 2005, the USPTO rejected all of the patent claims, and Genentech recently filed its response following an interview with the USPTO. In January 2006, the USPTO ordered re-examination of the patent on the basis of the second request for re-examination, filed in December 2005, but has not yet taken any further action on this second request. If the claims are determined to be unpatentable during the re-examination, Genentech will have the opportunity to appeal, and the determination of unpatentability could be reversed. It is also possible that the claims might be confirmed as valid by the USPTO upon completion of the re-examination. The re-examination and appeal process could take several years each to complete.

        We currently produce certain of our products and our partners' products using recombinant antibodies from host cells and may choose to produce additional products in this manner. If any of our antibody products are produced in the manner claimed in the Genentech patent, and the patent survives the re-examination and appeal processes, then we may need to obtain a license, should one be available. We have a license to this patent from Genentech for our anti-CTLA-4 product candidate (ipilimumab) but currently do not have licenses for any of our other antibody product candidates. If we desire a license for any of our other antibody product candidates and are unable to obtain a license on commercially reasonable terms or at all, we may be restricted in our ability to make and import recombinant antibodies using Genentech's techniques.

        In addition to the Genentech patent, we are also aware of certain U.S. patents held by third parties relating to antibody expression in particular types of host cells, including CHO cells, and methods of culturing CHO cells in certain media, and to particular antibody formulations, which may be relevant to our current or future manufacturing techniques.

        If our antibody products (or those antibody products of our partners using our human antibody technology) or their commercial use or production meet all of the requirements of any of the claims of the aforementioned patents or any other patents, or patents that may issue from the aforementioned patent applications or any other patent applications, then we or our partners may need a license to one or more of these patents. Further, we are aware of a number of other third party patent applications that, if granted, with claims as currently drafted, may cover our and our partners' current or planned activities. We cannot assure you that our products and/or actions in developing or selling human antibody products will not infringe such patents. We intend to seek licenses to such patents when, in our judgment, such licenses are needed. If any licenses are required, there can be no assurance that we will be able to obtain any such license on commercially favorable terms, if at all, and if these licenses are not obtained, we might be prevented from using certain of our technologies for the generation of our recombinant human antibody products. Our failure to obtain a license to any technology that we may require may materially harm our business, financial condition and results of operations.

We have had and may continue to face product liability claims related to the use or misuse of products developed by us or our partners.

        The administration of drugs to humans, in clinical trials or after approval and during commercialization, may expose us to product liability claims. Consumers, healthcare producers or persons selling products based on our technology may be able to bring claims against us based on the use of our products in clinical trials and the sale of products based on our technology.

Product liability claims may be expensive to defend and may result in large judgments against us. We have obtained limited product liability coverage for our clinical trials, under which coverage limits are $15 million per occurrence and $15 million in the aggregate. Although we believe these coverage limits are adequate, we cannot be certain that the insurance policies will be sufficient to cover all claims that may be made against us. We intend to increase our coverage limits as we progress into additional late-stage clinical trials and to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for products in development. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms.

        In November 1998, we voluntarily suspended clinical trials for one of our products after some patients experienced serious adverse events, or SAEs. This product did not employ our core fully human antibody technology and we have determined not to pursue further development of this product. As a result of these SAEs, we received a small number of claims, of which five resulted in lawsuits being filed. All of these lawsuits have been settled for insubstantial amounts. We cannot make assurances that additional claims will not be filed against us relating to these SAEs or arising out of any other clinical trial we have conducted or will conduct in the future.

        Generally, our clinical trials, including our melanoma trials, are conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and in some cases, our product is used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our products. The most common adverse events associated with our melanoma trials of ipilimumab have consisted of flu-like symptoms such as fever, chills and nausea. These events were expected and generally responded to standard medical therapy. In addition, some patients have experienced anticipated drug-related immune-mediated adverse events, such as diarrhea, rash, reduced pituitary function, colitis and increased liver enzymes, ranging from mild in most cases to severe in a very small number of instances. Almost all of these adverse events responded to medical therapy. In a very small number of instances (less than 1% of over 600 patients treated), fatalities not directly related to disease progression have occurred during the course of these trials—such fatalities may or may not be attributable to our product. Any of these events or any other adverse events in any of our other clinical trials could result in a product liability claim. Any such claims against us, regardless of their merit, could result in significant awards against us, which could materially harm our business, financial condition and results of operations.

We face intense competition and rapid technological change.

        The development of biotechnology and pharmaceutical products is a highly competitive business subject to significant and rapid technological change. We face competition in several different forms. First, our human antibody generation activities currently face competition from several competitors with similar technology to ours as well as distinctly different technologies. Second, the actual products being developed by us or by our partners also face actual and potential competition. Developments by our competitors may render our human antibody technology or our products obsolete or non-competitive.

        We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapeutics. Some of these companies have commenced clinical trials of antibody products or have successfully commercialized antibody products. Many of these companies are addressing the same diseases and disease indications as are we and our partners. Also, we compete with companies that offer antibody generation services to other companies that have disease related target antigens. These competitors have specific expertise or technology related to monoclonal antibody development. We compete directly with Abgenix, with respect to the generation of fully human antibodies from transgenic mice. In December 2005, Abgenix and Amgen announced their execution of a merger agreement which, subject to certain conditions, is expected to close in early April 2006. Upon completion of the merger, Amgen will own Abgenix's XenoMouse technology and may engage in direct competition with us in the area of generating fully human monoclonal antibodies for antibody-based therapeutics. In addition, we have entered into agreements with each of Kirin and Genmab, respectively, that grant these companies licenses to our proprietary transgenic mouse technology platform, enabling them to compete with us in offering antibody generation and development services in certain markets.

        We have also entered into license agreements with Pfizer which enable it to compete with us in the generation and development of antibodies to CTLA-4. Pfizer is developing ticilimumab (also known as CP-675,206), a fully human antibody generated by using transgenic mouse technology substantially similar to our HuMAb-Mouse technology that targets the immune receptor CTLA-4. According to publicly available information, a first-line Phase III clinical trial comparing ticilimumab alone to chemotherapy alone for metastatic melanoma was initiated by Pfizer in December 2005. Pfizer has disclosed that it expects to file a Biologics License Application, or BLA, with respect to ticilimumab in 2007.

        Xenerex Biosciences and XTL Biopharmaceutical, Ltd. have developed technology that, according to Xenerex and XTL, will allow them to generate fully human monoclonal antibodies in functionally modified mice. Regeneron claims to have developed VelocImmune mice, in which portions of the mouse immune genome have been humanized, generating mice with humanized immune systems that can generate fully human antibodies. Numerous additional companies are developing therapeutic products comprising human antibody components. Furthermore, several companies are developing, or have developed, technologies that do not involve immunization of animals for creating antibodies comprising human antibody sequences. For example, phage display technology is being used by companies, such as CAT, Dyax and MorphoSys to develop therapeutic products comprising human antibody sequences. Companies such as Johnson & Johnson, MedImmune, Amgen, Biogen Idec, Novartis, Genentech, PDL BioPharma, Wyeth, Abbott Laboratories and GlaxoSmithKline have generated therapeutic products that are currently in development or on the market and that are derived from recombinant DNA that comprise human antibody components.

        Other technologies can also be applied to the treatment of the diseases that we or our partners are pursuing. For example, immunoconjugates—monoclonal antibodies linked to toxins or radioactive isotopes—are being developed by others, as well as by us. In addition, the application of recombinant DNA technology to develop potential products consisting of proteins (such as growth factors, hormones, enzymes, cytokines receptor fragments and fusion proteins) that do not occur normally in the body, or occur only in small amounts, has been underway for some time. Included in this group are interleukins such as IL-2 and IL-11, interferons, colony stimulating factors such as G-CSF and GM-CSF, clotting factors, growth hormones, erythropoeitin, DNAse, tPA, glucocerebrosidase, PDGF, and a number of other similar biological agents. Continuing development of new chemical entities and other drugs by pharmaceutical and other biotechnology companies carries with it the potential discovery of agents for treating disease indications also targeted by drugs that we or our partners are developing.

        Some of our competitors have received regulatory approval or are developing or testing product candidates that compete directly with product candidates employing our antibody technology. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than we or some of our partners do. In addition, many of these competitors have significantly greater experience than we do in:

  •
  developing products;

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  undertaking preclinical testing and clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may obtain patent protection, receive FDA approval or commercialize products before we or our partners do. If we or our partners commence commercial product sales, we or our partners will be competing against companies with greater manufacturing, marketing and sales capabilities, areas in which we and certain of our partners have limited or no experience.

        We also face intense competition from other pharmaceutical and biotechnology companies to establish partnerships, as well as relationships with academic and research institutions, and to in-license proprietary technology from these institutions. These competitors, either alone or with their partners, may succeed in developing or licensing technologies or products instead of us that are more effective than ours.

        Our competitive strategy includes seeking orphan drug designation for eligible products (i.e., certain products for diseases with small patient populations). The first drug with an orphan drug designation for a given disease to receive regulatory approval for such disease generally receives marketing exclusivity for the use of the drug for such disease for a period of seven years from approval.

        We have obtained orphan drug designation for each of ipilimumab and MDX-1379 for specified metastatic melanoma patient populations, and therefore each is eligible for orphan drug exclusivity if approved first. The FDA's approach with respect to orphan drug status for antibody products is uncertain, particularly with respect to whether two antibody products against the same disease target would be considered to be the same for orphan drug purposes under current law and regulations. Furthermore, we are not aware of established FDA policies or precedent for how orphan drug exclusivity applies in circumstances where two or more compounds with orphan drug designations are approved for combination therapy. The FDA may not grant us exclusivity for the ipilimumab and MDX-1379 combination therapy, or may permit others to receive approval for differing combinations of similar compounds despite any orphan drug exclusivity we receive, depending on FDA's assessment of the chemical similarity of the other drugs to Medarex's products. Even if we receive orphan drug exclusivity, the FDA may permit others to market similar or different compounds for different uses or it may permit others to market similar compounds for treating metastatic melanoma. We therefore may not receive any meaningful protection for ipilimumab, MDX-1379 or our other products based on orphan drug exclusivity.

        In addition, Pfizer could obtain orphan drug designation for ticilimumab for specific patient populations, including metastatic melanoma and, if they are first to receive approval by the FDA, could obtain market exclusivity with respect to such populations, thereby blocking Medarex and Bristol-Myers Squibb from obtaining approval to sell ipilimumab, whether as a monotherapy or combination therapy with MDX-1379, for such patient populations, including metastatic melanoma.

We are subject to extensive and costly government regulation.

        Product candidates employing our human antibody technology are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record-keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import, and export of biopharmaceutical products. The FDA regulates human antibodies as biologics, subject to a Biologic License Application, or BLA, under the Public Health Service Act, as amended. If products employing our human antibody technology are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation.

        Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling our products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. We or our partners must obtain and maintain regulatory authorization to conduct clinical trials. We or our partners must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product's safety, efficacy, potency and purity for each intended use. The development and approval process takes many years, requires substantial resources, and may never lead to the approval of a product. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals may:

  •
  adversely affect the successful commercialization of any drugs that we or our partners develop;

  •
  impose additional costs on us or our partners;

  •
  diminish any competitive advantages that we or our partners may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Even if we are able to obtain regulatory approval for a particular product, the approval may limit the indicated medical uses for the product, may otherwise limit our ability to promote, sell, and distribute the product, may require that we conduct costly post-marketing surveillance, and/or may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as, for example, manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn, including, for example, if there is a later discovery of previously unknown problems with the product, such as a previously unknown safety issue. If we, our partners or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in, among other things:

  •
  delays in the approval of applications or supplements to approved applications;

  •
  refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

  •
  warning letters;

  •
  fines;

  •
  import and/or export restrictions;

  •
  product recalls or seizures;

  •
  injunctions;

  •
  total or partial suspension of production;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications or licenses;

  •
  recommendations by the FDA or other regulatory authorities against governmental contracts; and

  •
  criminal prosecutions.

        In certain cases, we expect to rely on our partners to file Investigational New Drug applications, or INDs, with the FDA and to direct the regulatory approval process for products employing our human antibody technology. Our partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for their product candidates employing our human antibody technology. If they fail to obtain required governmental approvals, our partners will be delayed or precluded from marketing these products. As a result, commercial use of products employing our technology will not occur and our business, financial condition and results of operations may be materially harmed.

We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

        Following completion of clinical trials, the results are evaluated and, depending on the outcome, submitted to the FDA in the form of a BLA, or a New Drug Application, or NDA, in order to obtain FDA approval of the product and authorization to commence commercial marketing. In responding to a BLA or NDA, the FDA may require additional testing or information, may require that the product labeling be modified, may impose post-approval study or reporting requirements or other restrictions on product distribution, or may deny the application. The FDA has established performance goals for review of NDAs and BLAs—six months for priority applications and 10 months for standard application. However, the FDA is not required to complete its review within these time periods. The timing of final FDA review and action varies greatly, but can take years in some cases and often involves the input of an FDA advisory committee of outside experts. Product sales in the U.S. may commence only when a BLA or NDA is approved.

        To date, we have not applied for or received the regulatory approvals required for the commercial sale of any of our products in the U.S. or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted an NDA or BLA to the FDA or an equivalent application to any foreign regulatory authorities for any of our product candidates. We have only limited experience in filing and pursuing applications necessary to obtain regulatory approval. It is possible that none of our product candidates will be approved for marketing.

        Product candidates that appear promising in the early phases of development, such as in preclinical development or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

  •
  the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

  •
  the product candidate was not effective in treating the specified disease or condition;

  •
  the product candidate had harmful side effects on humans or presented unacceptable safety risks;

  •
  the governing regulatory authorities (such as the FDA) denied approval to the product candidate altogether or denied a commercially important indicated use;

  •
  the product candidate was not economical for us to manufacture; and/or

  •
  the product candidate was not cost effective in light of alternative therapies.

        We cannot guarantee that we will ever be able to produce commercially successful products.

If we or our manufacturing partners do not comply with current good manufacturing practices requirements, we will not be able to commercialize our product candidates.

        We will depend on our own manufacturing facilities and/or on those of our partners and other third parties to manufacture products generated through the use of our human antibody technology.

Before commercializing a new drug, manufacturers must demonstrate compliance with the applicable current good manufacturing practices, or cGMP, requirements which include quality control and quality assurance requirements as well as the maintenance of extensive records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding foreign and state authorities, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing for products generated through the use of our technology. In addition, cGMP requirements are constantly evolving, and new or different requirements may apply in the future. We, our partners or third party contract manufacturers may not be able to comply with the applicable regulations. After regulatory approvals are obtained, the subsequent discovery of previously unknown problems, or the failure to maintain compliance with existing or new regulatory requirements may result in restrictions on the marketing of a product, withdrawal of the product from the market, seizures, the shutdown of manufacturing facilities, injunctions, monetary fines and/or civil or criminal sanctions.

Even if approved, our products will be subject to extensive post-approval regulation.

        Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved BLA or NDA is subject to periodic and other FDA monitoring and reporting obligations, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the BLA or NDA. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.

        Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act. Manufacturing facilities remain subject to FDA inspection and must continue to adhere to FDA's current good manufacturing practice requirements. Application holders must obtain FDA approval for product, manufacturing, and labeling changes, depending on the nature of the change. Sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran's Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

        Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval.

If we are able to obtain approvals for our products, the law or FDA policy could change and expose us to competition from "generic" or "follow-on" versions of our products.

        Under current U.S. law and FDA policy, generic versions of conventional chemical drug compounds, sometimes referred to as small molecule compounds, may be approved through an abbreviated approval process. In general terms, the generic applicant references an approved innovator product for which full clinical data demonstrating safety and effectiveness exist for the approved conditions of use. The generic applicant in turn need only demonstrate that its product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use (labeling) as the referenced innovator drug, and that the generic product is absorbed in the body at the same rate and to the same extent as the referenced innovator drug (this is known as bioequivalence). In addition, the generic application must contain information regarding the manufacturing processes and facilities that will be used to ensure product quality, and must contain certifications to patents listed with the FDA for the referenced innovator drug.

        There is no such abbreviated approval process under current law for biological products approved under the Public Health Service Act through a BLA, such as monoclonal antibodies, cytokines, growth factors, enzymes, interferons and certain other proteins. However, various proposals have been made to establish an abbreviated approval process to permit approval of generic or follow-on versions of these types of biological products. The proposals include proposals for legislation, and proposals for FDA to extend its existing authority to this area.

        If the law is changed or if FDA somehow extends its existing authority in new ways, and third parties are permitted to obtain approvals of versions of our products through an abbreviated approval mechanism, and without conducting full clinical studies of their own, it could adversely effect our business. Such products would be significantly less costly than ours to bring to market, and could lead to the existence of multiple lower priced competitive products. This would substantially limit our ability to obtain a return on the investments we have made in those products.

Our operations involve hazardous materials and are subject to environmental, health and safety controls and regulations.

        As a biopharmaceutical company, we are subject to environmental, health and safety laws and regulations, including those governing the use of hazardous materials. The cost of compliance with environmental, health and safety regulations may be substantial. Our business activities involve the controlled use of hazardous materials and we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

Risks Related to Our Common Stock and this Offering

Our stock price may be volatile.

        Historically, there has been significant volatility in the market prices of biotechnology companies' securities. During the two-year period ended December 31, 2005, the sale prices of our common stock ranged between $4.37 and $14.35. Various factors and events may have a significant impact on the market price of our common stock. These factors include, by way of example:

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

  •
  published reports by securities analysts;

  •
  progress with clinical trials;

  •
  governmental regulation;

  •
  developments in patent or other proprietary rights;

  •
  developments in our relationship with collaborative partners;

  •
  public concern as to the safety and effectiveness of our products; and

  •
  general market conditions.

        The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these or other factors, including the sale or attempted sale of a large amount of our common stock into the market. Broad market fluctuations may also adversely affect the market price of our common stock.

We have obligations to issue shares of our common stock in the future, which may have a dilutive effect on the shares of our common stock currently outstanding.

        As of February 28, 2006, we had 16,665,756 shares of common stock reserved for issuance pursuant to options and other stock based awards which had been granted under our equity incentive plans having a weighted average exercise price of $8.58 per share and we had reserved 3,940,137 shares of common stock for issuance pursuant to future grants of options under our equity incentive plans. We have filed registration statements on Form S-8 under the Securities Act covering all of these shares. Shares issued pursuant to these plans, other than shares issued to affiliates, will be freely tradable in the open market. Shares held by affiliates may be sold pursuant to the requirements of Rule 144.

        At our annual meeting of shareholders to be held on May 18, 2006, we intend to submit a proposal to our shareholders to approve an amendment to our 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by up to 6,000,000 shares. Our Board of Directors has adopted the amendment to the plan, subject to its approval by our shareholders. If our shareholders approve the amendment, it will become effective on the date of the annual meeting. If approved, we intend to file a registration statement on Form S-8 under the Securities Act covering these additional shares, which such registration statement will become effective upon filing. Shares issued upon the exercise of options related to such additional shares, other than shares issued to affiliates, will be freely tradeable in the open market. Shares held by affiliates may be sold pursuant to the requirements of Rule 144.

        In addition, as of that date, there were 41,168 shares reserved for issuance pursuant to a deferred compensation program. The shares reserved for the deferred compensation program will be issued in various amounts over various periods of time during the next three years. We have filed a registration statement on Form S-8 under the Securities Act covering those shares. Shares issued pursuant to this program, other than shares issued to affiliates, will be freely tradable in the open market. Shares held by affiliates may be sold pursuant to the requirements of Rule 144.

        As of February 28, 2006, we had reserved 766,184 shares of common stock for issuance pursuant to our 2002 Employee Stock Purchase Plan. We have filed a registration statement on Form S-8 under the Securities Act covering all of those shares. All shares issued under this plan, other than shares issued to affiliates, will be freely tradable on the open market. Shares held by affiliates may be sold pursuant to the requirements of Rule 144.

        The exercise of all or a portion of the outstanding options may result in a significant increase in the number of shares of our common stock that will be subject to trading on the NASDAQ National Market and the issuance and sale of the shares of our common stock upon the exercise thereof may have an adverse effect on the price of our common stock.

        As of February 28, 2006, we had 10,936,935 shares of common stock reserved for issuance pursuant to the conversion of the $150.0 million aggregate principal amount of our outstanding 2.25% Convertible Senior Notes due May 15, 2011. Holders of these notes may convert their notes into shares of common stock at any time prior to maturity or redemption by us at a conversion rate of 72.9129 shares per each $1,000 principal amount of the notes ($13.72 per share), subject to adjustment.

Future sales of our common stock or other securities could cause the market price of our common stock to decline.

        As of February 28, 2006, we had 111,964,174 shares of common stock outstanding, of which 9,477,928 are restricted securities as that term is defined in Rule 144 under the Securities Act. Under certain circumstances, these restricted securities may be sold without registration pursuant to such rule. We are unable to predict the effect that sales made under Rule 144 or pursuant to any registration may have on the market price of our common stock. The sale of a significant number of additional securities, or even the possibility thereof, may lower the market price of our common stock.

        In addition, we have filed a shelf registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, relating to the sale of up to approximately $177.1 million of any of the following securities:

  •
  debt securities;

  •
  preferred stock;

  •
  common stock; or

  •
  warrants to purchase debt securities, preferred stock or common stock.

        We have filed a registration statement on Form S-3 under the Securities Act relating to our $150.0 million 2.25% Convertible Senior Notes due May 15, 2011, and up to 10,936,935 shares of our common stock which may be issued upon conversion of the notes. The notes and the shares of common stock are freely tradable without restriction or further registration under the Securities Act except for shares held by our affiliates, which will be subject to the resale limitations of Rule 144.

        We have filed a registration statement on Form S-4 under the Securities Act to register shares of our common stock having a maximum aggregate offering price of $12.0 million. Such shares are freely tradable without restriction or further registration under the Securities Act. This registration statement on Form S-4 under the Securities Act is currently available for the sale of up to $7.7 million of our common stock.

        We have also filed registration statements on Form S-3 under the Securities Act that relate to the sale by certain selling securityholders of up to 21,875,353 shares of our common stock. These shares are included in the 111,964,174 shares of our common stock outstanding as of February 28, 2006 mentioned above, and were issued upon the conversion of our 4.25% Convertible Senior Notes due August 15, 2010 in connection with the provisional redemption of such notes in January 2005. These shares of common stock are freely tradable without restriction or further registration under the Securities Act except for shares held by our affiliates, which will be subject to the resale limitations of Rule 144.

Upon the occurrence of certain change of control events of our company, we are required to offer to repurchase all of our debt, which may adversely affect our business and the price of our common stock.

        Upon the occurrence of certain change of control events of our company, we are required to offer to repurchase all of our outstanding 2.25% Convertible Senior Notes due May 15, 2011. As of February 28, 2006, $150.0 million aggregate principal amount of these notes was outstanding. In each instance, we may pay the repurchase price in cash or, at our option, in common stock. These change of control events include, without limitation, (i) the acquisition by any third party of at least 50% of our common stock; or (ii) our merger or consolidation with or into any other person, any merger or consolidation of another person into us or our sale or other disposal of all or substantially all of our assets, except in certain limited circumstances provided in the indentures relating to the notes. Such repurchase rights may be triggered at a time at which we do not have sufficient funds available to pay the repurchase price in cash or determine that payment in cash is otherwise inadvisable. In such event, the issuance of a significant number of additional shares of common stock in payment of the repurchase price may lower the market price of our common stock.

Our restated certificate of incorporation, amended and restated by-laws, shareholder rights plan and New Jersey law contain provisions that could delay or prevent an acquisition of our company even if the acquisition would be beneficial to our shareholders, and as a result, our management may become entrenched and hard to replace.

        In May 2001, our board of directors adopted a shareholder rights plan. The shareholder rights plan provides for a dividend of one preferred share purchase right on each outstanding share of our common stock. Each right entitles shareholders to buy 1/1000th of a share of our Series A junior participating preferred stock at an exercise price of $150.00. Each right will become exercisable following the tenth day after a person or group announces an acquisition of 20% or more of our common stock. We will be entitled to redeem the rights at $0.001 per right at any time on or before the close of business on the tenth day following acquisition by a person or group of 20% or more of our common stock.

        The shareholder rights plan and certain provisions of our restated certificate of incorporation and amended and restated by-laws and New Jersey law may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock. The provisions of our restated certificate of incorporation and amended and restated by-laws include:

  •
  a classified board of directors;

  •
  a requirement that special meetings of shareholders be called only by our board of directors, chairman of the board, chief executive officer or president;

  •
  advance notice requirements for shareholder proposals and nominations;

  •
  limitations on the ability of shareholders to amend, alter or repeal our by-laws; and

  •
  the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

        We are also afforded the protections of the New Jersey Shareholders Protection Act. This New Jersey statute contains provisions that impose restrictions on shareholder action to acquire control of our company. The effect of the provisions of our shareholder rights plan, restated certificate of incorporation and amended and restated by-laws and New Jersey law may discourage third parties from acquiring control of our company. In addition, these measures may result in the entrenchment of our management and may prevent or frustrate any attempt by shareholders to replace or remove our current management.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

        We intend to retain any future earnings to finance the growth and development of our business, and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our management will have broad discretion with respect to the use of proceeds of this offering and may not apply the proceeds to uses that will benefit stockholders.

        Our management will have broad discretion as to how to use the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain. See "Use of Proceeds."

You will experience immediate dilution in the book value per share of the common stock you purchase.

        Since the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price to the public of $11.75 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $9.57 per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A substantial number of shares of our outstanding common stock may be sold in this offering, which could cause the price of our common stock to decline.

        Pursuant to this offering, we will sell, assuming the underwriter's option to purchase up to 1,500,000 additional shares from us is exercised in full, 11,500,000 shares, or approximately 10.3 percent, of our outstanding common stock as of February 28, 2006. Such sale and any future sales of a substantial number of shares of our common stock in the public market or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

        Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, beliefs, intentions, or strategies regarding the future. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "plans," "forecasts," "is likely to," "projected" and similar expressions or future conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: uncertainties relating to our technology; history of operating losses and anticipation of future losses; uncertainty of product development; need for additional capital and uncertainty of change; uncertainty of patent and proprietary rights; management of growth, and risks of acquiring new technologies; uncertainties related to clinical trials; government regulation and uncertainty of obtaining regulatory approval; dependence on key personnel; dependence on research collaborators and scientific advisors; uncertainty of health care reform measures and third-party reimbursement; risk of product liability; as well as risks detailed from time to time in our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        Our actual results, performance or achievements may differ materially from those expressed in, or implied by, these forward-looking statements, and, accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what impact they will have on our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Among the factors that could cause our actual results to differ materially are the factors described above and in our public disclosure filings with the SEC. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this prospectus to reflect the occurrence of events after the date of this prospectus.

USE OF PROCEEDS

        We estimate the net proceeds to us from this offering will be approximately $111.3 million, based on the public offering price of $11.75 per share and after payment of underwriting discounts and commissions and estimated expenses of this offering, or approximately $128.1 million if the underwriter exercises its option to purchase up to 1,500,000 additional shares from us in full.

        We intend to use the net proceeds to us from this offering for general corporate purposes, including the advancement of our product candidates in clinical trials, the development of a commercialization infrastructure, capital expenditures, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our product candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on The Nasdaq National Market under the symbol "MEDX." The following table sets forth, during the periods indicated, the high and low sales prices per share of our common stock, as reported on the Nasdaq National Market:

	Common Stock Price
	High	Low
Year ended December 31, 2004
First Quarter	$9.93	$6.28
Second Quarter	$11.13	$6.51
Third Quarter	$8.41	$4.37
Fourth Quarter	$11.55	$7.06
Year ended December 31, 2005
First Quarter	$10.87	$6.88
Second Quarter	$8.82	$6.65
Third Quarter	$10.50	$8.22
Fourth Quarter	$14.35	$7.45
Year ending December 31, 2006
First Quarter	$16.07	$12.23
Second Quarter (through April 6, 2006)	$13.01	$12.16

        The last reported sale price of our common stock on the Nasdaq National Market on April 6, 2006 was $12.28. As of such date, there were approximately 600 stockholders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid cash dividends. We do not anticipate declaring or paying cash dividends in the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

CAPITALIZATION

        The following table shows our cash, cash equivalents and short-term investments and capitalization as of December 31, 2005:

  •
  on an actual basis; and

  •
  on an as-adjusted basis to give effect to our sale of 10,000,000 shares of common stock offered by us, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        This table should be read with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2005
	Actual	As Adjusted
	(unaudited)
Cash, cash equivalents and short-term investments	$351,307	$462,632

Total current liabilities	53,716	53,716
Deferred contract revenue—long term	106,827	106,827
Other long-term obligations	4,032	4,032
2.25% Convertible Senior Notes due 2011	150,000	150,000
Minority Interest	11,590	11,590
Shareholders' equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; none issued and outstanding	—
Common stock, $.01 par value; 200,000,000 shares authorized; 111,773,230 shares issued and 111,687,930 shares outstanding actual and 121,773,230 shares issued and 121,687,930 shares outstanding as adjusted(1)	1,118	1,218
Capital in excess of par value	908,151	1,019,376
Treasury stock, at cost, 85,300 shares	(215)	(215)
Deferred compensation	(599)	(599)
Accumulated other comprehensive income	(2,351)	(2,351)
Accumulated deficit	(745,393)	(745,393)

Total shareholders' equity	160,711	272,036

Total capitalization	$486,876	$598,201

(1)
The number of shares of common stock outstanding is based on the actual number of shares outstanding as of December 31, 2005, but excludes (i) 10,936,935 shares of common stock issuable upon conversion or repurchase of $150.0 million aggregate principal amount of our 2.25% Convertible Senior Notes due May 15, 2011, (ii) 4,057,469 shares of our common stock reserved for issuance pursuant to future grants of options under our stock option plans, and (iii) 17,066,861 shares of our common stock reserved for issuance pursuant to outstanding options under our stock option plans.

        Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriter does not exercise its option to purchase up to an additional 1,500,000 shares of common stock.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2005 was approximately $154.4 million, or $1.38 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding as of December 31, 2005. After giving effect to the sale by us of the 10,000,000 shares of common stock we are offering, at the public offering price of $11.75 per share and after deducting underwriting discounts and commissions and our estimated offering expenses, our as-adjusted net tangible book value would have been approximately $265.7 million, or $2.18 per share of common stock. This represents an immediate increase in net tangible book value of $0.80 per share to our existing stockholders and an immediate dilution of $9.57 per share to new investors. The following table illustrates this calculation on a per-share basis.

Public offering price per share		$11.75
Net tangible book value per share as of December 31, 2005	$1.38
Increase per share attributable to the offering	$0.80

As adjusted net tangible book value per share after this offering		$2.18

Dilution per share to new investors		$9.57

        If the underwriter exercises its option to purchase additional shares in full, the as-adjusted net tangible book value as of December 31, 2005 would have been $2.29 per share, representing an increase to existing stockholders of $0.91 per share, and there will be an immediate dilution of $9.46 per share to new investors.

        The foregoing table does not take into account dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per-share exercise price less than the offering price per share in this offering. As of December 31, 2005, there were:

  •
  An aggregate of 16,803,728 shares of our common stock issuable upon exercise of stock options outstanding, granted under our stock options plans having a weighted average exercise price of $8.47 per share;

  •
  An aggregate of 4,081,085 shares of common stock reserved for issuance pursuant to future award grants under our stock options plans, based on options outstanding;

  •
  An aggregate of 51,460 shares reserved for issuance pursuant to a deferred compensation plan;

  •
  An aggregate of 766,184 shares of common stock issuable under our 2002 Employee Stock Purchase Plan; and

  •
  10,936,935 shares of our common stock issuable upon the conversion of $150 million in aggregate principal amount of our 2.25% Convertible Senior Notes due May 15, 2011 at a conversion price of $13.72 per share.

UNDERWRITING

        The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. The underwriting agreement will be filed as an exhibit to a Form 8-K which will be filed with the SEC and is incorporated into this prospectus supplement and accompanying prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	6,000,000
J.P. Morgan Securities Inc.	3,500,000
Janney Montgomery Scott LLC	500,000

Total	10,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,500,000 additional shares.

Paid by the company	No Exercise	Full Exercise
Per Share	$0.5875	$0.5875
Total	$5,875,000	$6,756,250

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.3525 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        The company has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.; provided, however, that the foregoing restrictions shall not apply to (i) shares to be sold to the underwriter pursuant to this offering, (ii) the issuance by the company of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, including options, warrants and other stock-based awards under the company's employee benefit plans and the company's 2.25% Convertible Senior Notes due May 15, 2011, (iii) the grant of options to purchase shares of common stock pursuant to the company's stock option plans or the sale of shares of capital stock to employees pursuant to the company's employee stock purchase plan, or (iv) the issuance of shares of capital stock to certain strategic partners in connection with a strategic transaction, provided that such shares are subject to a lock-up on terms no less favorable than the terms and conditions set forth above.

        The company's directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which the company and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Goldman, Sachs & Co., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the company's common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market System, in the over-the-counter market or otherwise.

        Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000. The underwriters have agreed to reimburse the company for certain expenses in connection with the offering.

        The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

        Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York. Dwight A. Kinsey, Esq., a partner of Satterlee Stephens Burke & Burke LLP, owns 6,000 shares of our common stock. Mr. Kinsey also holds options to purchase 40,000 shares of our common stock which he received for services rendered as our Assistant Secretary. No other partner or associate of the law firm owns shares or holds options to purchase any of our shares having a fair market value either individually or in the aggregate in excess of $50,000.

EXPERTS

        The consolidated financial statements of Medarex, Inc. appearing in Medarex, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005, and Medarex, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers, independent registered public accounting firm. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        The registration statement and our other filings are available over the Internet at the SEC's worldwide web site at http://www.sec.gov. You may also read and copy any document that we file, including the registration statement, at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

        Our common stock is listed on The Nasdaq National Market under the symbol "MEDX." You may read and copy our SEC filings and other information at the office of the Nasdaq Operations, 1735 K Street N.W., Washington, D.C. 20006. Copies of certain information filed by us with the SEC are also available on our website at http://www.medarex.com. This website is not part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC's rules allow us to incorporate by reference certain information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and accompanying prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supercede any information contained in this prospectus supplement and accompanying prospectus or incorporated by reference in this prospectus supplement and accompanying prospectus.

        Accordingly, we incorporate by reference into this prospectus supplement and accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

  •
  Our definitive proxy statement dated April 8, 2005;

  •
  Our current reports on Form 8-K filed with the SEC on January 20, 2006, March 6, 2006 March 31, 2006, April 3, 2006, April 5, 2006 and April 6, 2006; and

  •
  All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

        We will provide without charge to each person to whom a copy of this prospectus supplement and accompanying prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct written or oral requests for such copies to: Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Corporate Secretary, Telephone (609) 430-2880.

PROSPECTUS

$500,000,000

MEDAREX, INC.

        From time to time, we may sell any of the following securities:

  •
  DEBT SECURITIES

  •
  PREFERRED STOCK

  •
  COMMON STOCK

  •
  WARRANTS TO PURCHASE DEBT SECURITIES, PREFERRED STOCK OR COMMON STOCK

        We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "MEDX." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2000

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

        HuMAb-Mouse® is a registered trademark of Medarex, Inc. T-12SM is a servicemark of Medarex, Inc. Tc Mouse™ is a trademark of Kirin Brewery Co. Ltd.

MEDAREX

        We are a human monoclonal antibody-based company with integrated discovery, development and clinical supply manufacturing capabilities. We are able to create fully human monoclonal antibodies in our "HuMAb-Mouse." These mice are "transgenic"—that is, the mouse genes for creating antibodies have been inactivated and have been replaced by human antibody genes. We have entered into a binding letter of intent with Kirin Brewery Co. Ltd., which provides us with the exclusive right (except as to Kirin, under certain circumstances) to provide access to Kirin's Tc Mouse technology to companies headquartered outside of Asia. Like our HuMAb-Mouse, Kirin's Tc Mouse has been designed to create fully human antibodies. The Tc Mouse is "transchromosomic," meaning that 100% of the human antibody genes contained in the transplanted chromosomes are present in the mouse. As part of our partnership with Kirin, we have recently expanded our fully-integrated human antibody technology platform with the development of a unique cross bred mouse which combines the unique traits of HuMAb-Mouse with Kirin's Tc Mouse, as the newest addition to our UltiMAb™ Human Antibody Development SystemSM. With our UltiMAb platform, we believe we have assembled a unique family of genetically engineered mice for creating the entire spectrum of high affinity fully human antibodies. To date, 26 companies have acquired the rights to use our human antibody technology in their development of new products, including major pharmaceutical and biotechnology companies such as Novartis AG, Amgen, Inc., Immunex Corporation, Schering AG, Centocor, Inc., a subsidiary of Johnson & Johnson, and Eli Lilly and Company.

        As new disease-related targets are continually being discovered through genomic and other research programs, we intend to use our human antibody technology to develop therapeutic products for ourselves and for our existing and prospective corporate partners. As part of our applied genomics strategy, we have entered into alliances with a number of genomics and proteomics companies including Eos Biotechnology, Inc., Regeneron, Inc., Corixa Corporation, Oxford GlycoSciences Plc and Athersys, Inc., to develop and commercialize genomics-derived antibody-based therapeutic products for the treatment or prevention of life threatening diseases. We have also entered into a collaboration with Genmab A/S, a publicly held Danish biotechnology company in which we have a 33% equity interest, pursuant to which Genmab has the right to enter into multitarget (five or more targets) genomic partnerships involving our human antibody technology with certain pharmaceutical companies located in Europe. Medarex has a right to participate in such partnerships. In addition, we have entered into a technology access agreement with Genmab which provides Genmab with certain rights to our human antibody technology. As part of these transactions we may receive license fees, milestone payments, royalties and/or profit sharing.

        We believe that genomic and other research techniques are leading to the discovery of an unprecedented number of potential targets for therapeutic antibody products. To date, nine monoclonal antibody-based products have been approved for sale by the United States Food and Drug Administration (FDA), with the six highest selling of these antibodies having generated annual revenues in excess of $1.3 billion worldwide. The majority of these antibodies have been on the market for less than three years. Most of the antibodies currently in development and all of the antibodies that form the basis of products approved to date have been made in normal, or "wild type," mice and subsequently made "chimeric" or "humanized," leading to a product that contains both human and rodent proteins. These remaining rodent proteins may be recognized by a patient's immune system as "foreign," potentially limiting the utility of the product or causing allergic reactions. Instead of engineering mouse antibodies to make them human, our HuMAb-Mouse makes fully human antibodies.

        Using our human antibody technology, it is possible to create and develop product candidates very rapidly. Under our T-12 development program, we have been able to complete the process of making a very high affinity fully human antibody to a therapeutic target, and filed an investigational new drug application, or IND, with the FDA in less than 12 months. We believe that this efficient and rapid development capability will provide an attractive platform for product development for our corporate partners and for our own in-house development programs.

        The potential of our HuMAb-Mouse to rapidly generate high affinity, fully human antibodies has led to numerous corporate partnerships under which biopharmaceutical companies have acquired the right to use our human antibody technology. We initiated or expanded six corporate partnerships in 1998, and an additional six in 1999. We have entered into 12 corporate partnerships in 2000, and expect to enter into several new or expanded corporate partnerships in each of the next several years.

        The financial terms of our corporate partnerships typically include license fees and a series of milestone payments commencing upon initiation of clinical trials through commercialization which may total up to $7 to $10 million per target if the antibody receives approval from the FDA and equivalent foreign agencies. We also expect to receive royalties on product sales. In some cases, our corporate partners reimburse us for research and development activities conducted on their behalf. Generally, under the terms of these collaborations, our corporate partners are responsible for all costs of product development, manufacturing and marketing of any products.

        Over 200 companies are developing monoclonal antibody-based products. We believe that many of these companies are potential partners for our human antibody technology. In part, this reflects the enormous increase in knowledge about potential targets currently in research and development. For example, genomics research has identified that there are over 100,000 human genes, many of which are expected to be disease-related. In many cases, these genes encode proteins that may be attractive targets for monoclonal antibody-based products. We believe that our human antibody technology and our product development experience coupled with our T-12 development capabilities and our manufacturing facilities, which comply with the applicable FDA current good manufacturing practice regulations, or cGMP, will allow us to rapidly create and develop numerous fully human antibodies based upon these targets. We intend to develop some of these products for our own portfolio and some in collaboration with our existing and prospective corporate partners.

        We were incorporated in New Jersey on July 6, 1987. Our principal executive offices are located at 707 State Road #206, Princeton, New Jersey 08540. Our telephone number is (609) 430-2880.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  our debt securities; or

  •
  warrants to purchase our common stock, preferred stock or debt securities.

        The total offering price of these securities will not exceed $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them, see the section entitled "Plan of Distribution."

RATIO OF EARNINGS TO FIXED CHARGES

        We present below the deficiency of our earnings available to cover our fixed charges. Earnings consist of loss before income taxes and equity in earnings of unconsolidated affiliate. Fixed charges consist of interest expense and that portion of rent expense we believe to be representative of interest.

	Years Ended December 31,					Nine Months Ended September 30, 2000
	1995	1996	1997	1998	1999
	(in thousands)
Deficiency of Earnings Available to Cover Fixed Charges	$(6,509)	$(6,868)	$(55,377)	$(22,196)	$(17,553)	$(8,662)

RISK FACTORS

        Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 10-K"), which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and any prospectus supplement including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the 1999 10-K in the section captioned "Risk Factors," as well as any cautionary language in the 1999 10-K, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

        Certain of these factors are discussed in more detail elsewhere in the 1999 10-K, including, without limitation, under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, you should not place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein, to reflect future events or developments. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in the 1999 10-K could have a material adverse effect on our business, results of operations and financial position.

USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from our sale of the securities for our general corporate purposes, which may include repaying indebtedness, making additions to our working capital or funding future acquisitions.

        When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

  •
  our future revenue growth, if any;

  •
  our future capital expenditures; and

  •
  the amount of cash required by our operations.

        Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

SECURITIES WE MAY OFFER

        We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $500,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

        The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

        We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

        The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

        The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

  •
  the title and form of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

  •
  the person to whom any interest on a debt security of the series will be paid;

  •
  the date or dates on which we must repay the principal;

  •
  the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

  •
  if applicable, the duration and terms of the right to extend interest payment periods;

  •
  the place or places where we must pay the principal and any premium or interest on the debt securities;

  •
  the terms and conditions on which we may redeem any debt security, if at all;

  •
  any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

  •
  the denominations in which we may issue the debt securities;

  •
  the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

  •
  the currency in which we will pay the principal of and any premium or interest on the debt securities;

  •
  the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

  •
  the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

  •
  if applicable, that the debt securities are defeasible and the terms of such defeasance;

  •
  if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

  •
  whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

  •
  the subordination provisions that will apply to any subordinated debt securities;

  •
  any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

  •
  any addition to or change in the covenants in the indentures.

        We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

        The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

        Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

        If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

        We will issue debt securities only in fully registered form, without coupons, and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

        Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

        If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

        The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

        No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

  •
  the depositary is unwilling or unable to continue as depositary; or

  •
  the depository is no longer in good standing under the Exchange Act or other applicable statute or regulation.

        The depositary will determine how all securities issued in exchange for a global security will be registered.

        As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

        Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

        The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

        Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

        Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

        Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

        The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

        Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

  •
  the successor assumes our obligations under the debt securities and the indentures; and

  •
  we meet the other conditions described in the indentures.

Events of Default

        Each of the following will constitute an event of default under each indenture:

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  failure to pay the principal of or any premium on any debt security when due;

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  failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

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  failure to deposit any sinking fund payment when due;

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  failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

  •
  certain events in bankruptcy, insolvency or reorganization; and

  •
  any other event of default specified in the prospectus supplement.

        If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

        Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding; and

  •
  the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

  •
  the trustee has not received a direction inconsistent with the request within a specified number of days.

Modification and Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture; and

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  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of notes;

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  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

  •
  reducing the percentage of debt securities the holders of which are required to consent to any amendment.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

        Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

        To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

  •
  to maintain a registrar and paying agents and hold moneys for payment in trust;

  •
  to register the transfer or exchange of the notes; and

  •
  to replace mutilated, destroyed, lost or stolen notes.

        In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

        We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

        To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

  •
  no event of default shall have occurred or be continuing;

  •
  in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

  •
  in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

  •
  we satisfy other customary conditions precedent described in the applicable indenture.

Notices

        We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

        We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the common stock and preferred stock we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

General

        Our restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock, $.01 par value per share, and authorizes the issuance of up to 2,000,000 shares of preferred stock, $1.00 par value per share, the rights and preferences of which may be established from time to time by the Board of Directors. As of December 1, 2000, 72,366,210 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

        Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

Preferred Stock

        Our authorized preferred stock consists of 2,000,000 shares, par value $1.00 per share. Our restated certificate of incorporation grants the Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable; and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our restated certificate of incorporation, or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any preferred stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

        The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

        We have filed registration statements on Form S-8 under the Securities Act which cover 5,100,053 shares of common stock currently issuable under our stock option plans. Shares issued under these plans, other than shares issued to affiliates, will be freely tradable in the public market.

        In addition, we have filed a registration statement with the Securities and Exchange Commission with respect to 246,002 shares of our common stock held by one of our shareholders. Once this registration statement is declared effective by the Securities and Exchange Commission, the shareholder may sell such shares in the public market. Such sales, or the perception that these sales could occur, may have an adverse effect on the market price of our common stock and could impair our ability to raise capital through an offering of equity securities.

Certain Special Charter and By-Law Provisions

        Our restated certificate of incorporation and by-laws contain certain provisions that may delay, defer or prevent a change in control. Specifically, the Board of Directors is classified. Directors are elected for three year terms with only one class of board members elected each year. In addition, the by-laws provide that special meetings of shareholders may be called only by the President, the Chief Executive Officer, the Chairman of the Board of Directors or the Board of Directors.

        Furthermore, our restated certificate of incorporation, as amended, incorporates all of the provisions of the New Jersey Shareholders Protection Act (the "New Jersey Act"), which provides that resident New Jersey corporations may not engage in certain Business Combinations with any Interested Stockholder (as such terms are defined therein) for a period of five years following the date that such Interested Stockholder became the owner, directly or indirectly, of 10% or more of the voting power of our company, unless (i) such transaction is approved by our Board of Directors prior to the acquisition date, or (ii) the holders of two-thirds (66 2/3%) of our voting stock, excluding the shares of the Interested Stockholder, approve such transaction. The New Jersey Act also precludes the purchase by us (except as hereinafter noted) at a premium over market of any of our voting stock from an Interested Stockholder who has owned such securities for less than five years. Notwithstanding the foregoing, such a purchase would be permitted if the same offer were made to all other holders of the same kind of securities, or the transaction were approved by the holders of 66 2/3% of our outstanding voting stock excluding the shares of any Interested Stockholder, or the Board of Directors approved such a transaction prior to such Interested Stockholder's acquisition date. Our restated certificate of incorporation, as amended, does not provide for any additional anti-takeover protections other than those set forth in the New Jersey Act.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

DESCRIPTION OF WARRANTS

Warrants to Purchase Common Stock or Preferred Stock

        The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue. While the terms we have summarized below will apply generally to any future warrants to purchase common stock or preferred stock that we may offer, we will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

        General.    We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

  •
  the offering price, if any;

  •
  the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

  •
  if applicable, the designation and terms of the preferred stock purchasable upon exercise of the stock warrants;

  •
  the dates on which the right to exercise the stock warrants begins and expires;

  •
  U.S. federal income tax consequences;

  •
  call provisions, if any;

  •
  the currencies in which the offering price and exercise price are payable; and

  •
  if applicable, any antidilution provisions.

        Exercise of Stock Warrants.    You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

        No Rights as Stockholders.    Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

Warrants to Purchase Debt Securities

        The following summarizes the terms of the debt warrants we may offer. This description is subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue. While the terms we have summarized below will apply generally to any future warrants to purchase debt securities that we may offer, we will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

        General.    We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

  •
  the offering price, if any;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

  •
  if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  •
  if applicable, the date on and after which the debt warrants and any related securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

  •
  the dates on which the right to exercise the debt warrants begins and expires;

  •
  U.S. federal income tax consequences;

  •
  whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  •
  the currencies in which the offering price and exercise price are payable; and

  •
  if applicable, any antidilution provisions.

        You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

        Exercise of Debt Warrants.    You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York. Dwight A. Kinsey, Esq., a partner of Satterlee Stephens Burke & Burke LLP owns 6,000 shares of our common stock. Mr. Kinsey also holds options to purchase 40,000 shares of our common stock which he received for service rendered as our Assistant Secretary. No other partner or associate of the firm owns shares or holds options to purchase any of our shares having a fair market value either individually or in the aggregate in excess of $50,000.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, NW., Room 1024, Washington, D.C. 20549, and the SEC's Regional office located at 500 West Madison Street, Suite 1400, Chicago IL 60661, or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information about the Public Reference Room. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our SEC filings and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, NW., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in the prospectus or any prospectus supplement. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about us and our financial condition.

Our SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 1999.
Quarterly Reports on Form 10-Q	For the quarters ended March 31, June 30 and September 30, 2000.
Quarterly Report on Form 10-Q/A	Filed on November 17, 2000.
Current Reports on Form 8-K	Filed on January 26, 2000, February 14, 2000, March 3, 2000, March 7, 2000, September 13, 2000, September 15, 2000 and December 22, 2000.
Current Report on Form 8-K/A	Filed on March 1, 2000.
Registration Statement on Form 8-A	Filed May 25, 1991, setting forth a description for our common stock (including any amendments or reports filed for the purpose of updating such description).

        We incorporate by reference in this prospectus additional documents that we may file with the SEC between the date the registration statement was initially filed and the date of termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        We undertake no obligation to publicly update any forward-looking statements, whether as a result of information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 1999. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed there could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

        You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's world wide web site described above. Documents that we incorporate by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated in this prospectus by requesting them in writing or by telephone at the following address:

MEDAREX, INC.
707 State Road #206
Princeton, New Jersey 08540
Attention: Secretary
(609) 430-2880

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

10,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
JPMorgan
Janney Montgomery Scott LLC

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
Medarex
Recent Developments
Corporate Information
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to Medarex
Risks Related to Our Common Stock and this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
TABLE OF CONTENTS
MEDAREX
ABOUT THIS PROSPECTUS
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE